EXHIBIT 5.1

February 5, 2004

(213) 229-7000	C 03611-00041

(213) 229-7250

K2 Inc.

2051 Palomar Airport Road

Carlsbad, CA 92009

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of K2 Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 162,584 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), subject to issuance by the Company under the Fotoball USA, Inc. 1998 Stock Option Plan, as amended (the “Plan”), assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of November 25, 2003, among the Company, Boca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company and Fotoball USA, Inc., a Delaware corporation. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, including such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

K2 Inc.

February 5, 2004

On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable) the Common Stock has been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be validly issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP